UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Volterra Semiconductor Corporation

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VOLTERRA SEMICONDUCTOR CORPORATION

47467 Fremont Blvd.

Fremont, California 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 20, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Volterra Semiconductor Corporation, a Delaware corporation. The meeting will be held on Friday, April 20, 2012 at 9:00 a.m. local time at Volterra’s offices at 47467 Fremont Blvd., Fremont, California, 94538 for the following purposes:

1.	To vote on the two directors nominated by Volterra and named in the Proxy Statement accompanying this Notice, to hold office until the 2015 Annual Meeting of Stockholders.

2.	To provide an advisory vote on Volterra’s executive compensation payments and practices for the Named Executive Officers as described in the Compensation Discussion and Analysis section of this Proxy Statement.

3.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2012.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on Friday, April 20, 2012, at 9:00 a.m. local time at 47467 Fremont Blvd., Fremont, CA 94538.

The Proxy Statement and annual report to stockholders are available at http://www.cfpproxy.com/5663. The Board of Directors recommends that you vote:

•	FOR the election of each of the directors nominated by Volterra, as described herein.

•	FOR the approval of Volterra’s executive compensation payments and practice.

•	FOR the ratification of the selection of KPMG as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2012.

The record date for the annual meeting is March 9, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ DAVID OH
David Oh
Secretary

Fremont, California

March 22, 2012

You are cordially invited to attend the meeting in person. For assistance in obtaining directions to attend the meeting and vote in person, please contact Volterra at (510) 743-1282. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

VOLTERRA SEMICONDUCTOR CORPORATION

47467 Fremont Blvd.

Fremont, California 94538

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

April 20, 2012

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (“Board”) of Volterra Semiconductor Corporation (“Volterra” or the “Company”) is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Volterra intends to mail this Proxy Statement and accompanying proxy card on or about March 22, 2012 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 9, 2012 will be entitled to vote at the annual meeting. On this record date, there were 25,316,788 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 9, 2012 your shares were registered directly in your name with Volterra’s transfer agent, Registrar and Transfer Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted. If you plan on attending the physical meeting, you should be prepared to present a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 9, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent. If you plan on attending the physical meeting, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, and should be prepared to present a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport.

What am I voting on?

There are three matters scheduled for a vote:

•	To vote on the election of the two directors nominated by Volterra and named in this Proxy Statement.

•

To provide an advisory vote on Volterra’s executive compensation payments and practices for the Named Executive Officers as described in the Compensation Discussion and Analysis section of this Proxy Statement.

•	Ratification of KPMG LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2012.

How do I vote?

For Proposal No. 1, the election of two directors nominated by Volterra, you may either vote “For” the nominees to the Board or you may “Withhold” your vote for the nominees. Volterra will not consider votes for any other nominees except as identified and described in this Proxy Statement.

For Proposal No. 2, the advisory vote on executive compensation, you may vote “For” or “Against” the approval of the executive compensation payments and practices as described in this Proxy Statement or you may abstain from voting.

For Proposal No. 3, the ratification of the selection by the Audit Committee of KPMG LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2012, you may vote “For” or “Against” or you may abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Volterra. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 9, 2012.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for directors identified and described in this Proxy Statement, “For” the approval of the executive compensation payments and practices as described in this Proxy Statement, and “For” the ratification of the selection by the Audit Committee of KPMG LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2012.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Volterra’s Secretary at 47467 Fremont Blvd., Fremont, CA 94538.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 22, 2012 to Volterra Semiconductor Corporation, 47467 Fremont Blvd., Fremont, CA 94538 Attention: General Counsel/Secretary. However, in the event that we do not hold our 2013 Annual Meeting between March 21, 2013 and May 20, 2013, then the deadline for your proposal is a reasonable time before we begin to print and send our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2013 Annual Meeting, your proposal must be submitted in writing to Volterra’s secretary following the above instructions not later than the close of business on December 21, 2012 nor earlier than the close of business on October 22, 2012. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event that we do not hold our 2013 Annual Meeting between March 21, 2013 and May 20, 2013.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting.

For the proposal related to the election of directors, the inspector will separately count “For” and “Withhold” votes.

For the proposal related to the approval of Volterra’s executive compensation payments and practices, the inspector will separately count “For” and “Against” votes, abstentions and broker non-votes.

For the proposal related to the ratification of KPMG LLP, or other proposals, the inspector will separately count “For” and “Against” votes, abstentions and broker non-votes.

For Proposals 2 and 3, abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). In the event that a broker, bank, custodian, nominee or other record holder of Volterra’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), which may govern brokers or nominees holding shares of Volterra stock, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, election of directors (even if not contested) and executive compensation, including the advisory stockholder vote on executive compensation and the frequency of stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

•

For Proposal No. 1, the election of two directors, the nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal No. 2, the approval of Volterra’s executive compensation payments and practices, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect. Please note that the vote on Proposal No. 2 is a non-binding advisory vote. The Board and Compensation Committee shall review the voting results and, if deemed necessary, take steps to determine the cause or causes of any significant negative voting results.

•

For Proposal No. 3, the ratification of the selection by the Audit Committee of KPMG LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2012, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date, there were 25,316,788 shares outstanding and entitled to vote. Thus, assuming all such shares remain outstanding on the date of the annual meeting, 12,658,395 of such shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published by Volterra in a current report on Form 8-K which we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The Proxy Statement and annual report to shareholders are available at http://www.cfpproxy.com/5663.

PROPOSAL 1

ELECTION OF DIRECTORS

Volterra’s Board of Directors is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board presently has seven members. There are two directors, Mr. Christopher Paisley and Mr. Stephen Smith, in the class whose term of office expires in 2012.

The nominees listed below are currently Volterra directors who were recommended for election to the Board by the Nominating and Corporate Governance Committee. Proxies may not be voted for any other person other than the nominees named herein. Mr. Paisley was most recently elected by the stockholders in 2009 and Mr. Smith was appointed to the Board in January 2012 to fill an open board vacancy. Mssrs. Paisley and Smith, if elected, would serve until the 2015 annual meeting, or until their death or their resignation or removal. It is Volterra’s policy to encourage directors and nominees for director to attend the annual meeting. In 2011, all of Volterra’s then-seated directors attended the annual meeting of stockholders.

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and information regarding involvement in certain legal or administrative proceedings, if applicable.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2015 ANNUAL MEETING

Christopher Paisley

Mr. Christopher Paisley, age 59, has been our Chairman of the Board since August 2007 and a member of our Board since April 2000. Mr. Paisley currently serves as the Dean’s Executive Professor of Accounting and Finance at the Leavey School of Business at Santa Clara University, and has served in such capacity since January 2001. Mr. Paisley retired from his position as Senior Vice President of Finance and Chief Financial Officer of 3Com Corporation, a networking products company, in May 2000, after having served as an officer at 3Com since September 1985. Mr. Paisley currently serves as a member of the Board of Directors of Bridge Capital Holdings, a full-service professional business bank, of Equinix, Inc., a provider of global data center services, and of Fortinet, Inc., a worldwide provider of network security appliances. Mr. Paisley previously served as a director of 3PAR, Inc., a storage company, and of Electronics for Imaging, a digital prints solution company. Mr. Paisley holds a B.A. in Economics from the University of California at Santa Barbara and an M.B.A. from the University of California at Los Angeles. We believe that Mr. Paisley’s qualifications to sit on our Board of Directors include his substantial experience in the technology industry, including his experiences gained as Chief Financial Officer of 3Com Corporation, a major multinational technology company. Mr. Paisley has a broad understanding of financial issues, both as a senior executive and as a university professor, which allow him to understand and evaluate our business and financial model. Mr. Paisley has served as a member of the Board of Directors of several public companies in various technology areas, and is able to draw upon these diverse experiences to advise Volterra on strategic and operational issues.

Stephen Smith

Mr. Steve Smith, age 55, has been a member of our Board since January 2012. Mr. Smith currently serves as Chief Executive Officer and President of Equinix, Inc., a provider of global data center services, and has served in such capacity since joining Equinix in 2007 from Hewlett-Packard Co. At HP, Mr. Smith served as Senior Vice President of HP Services, where he was responsible for management of the organization’s Consulting and

Integration, Managed Services, and Technology Deployment and Support business groups. Prior to joining HP, Mr. Smith served as Vice President of Global Professional and Managed Services at Lucent Technologies. He also held various management and sales positions during his 16 years with Electronic Data Systems Corporation, and had a successful eight-year career in the U.S. Army. Mr. Smith graduated from the U.S. Military Academy at West Point and holds a B.S. in Engineering. Mr. Smith currently serves as an executive Board member for Equinix, Inc. and previously served as a director for 3PAR, Inc. We believe that Mr. Smith’s qualifications to sit on our Board of Directors include his leadership experience and service on the Board of Directors of a major technology company and his in-depth knowledge and understanding of the information technology infrastructure and services market as a result of his successful careers at Equinix, HP, Lucent and EDS.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends that the stockholders vote IN FAVOR of each of the named Nominees.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2013 ANNUAL MEETING

Jeffrey Staszak

Mr. Jeffrey Staszak, age 59, joined Volterra as our President and Chief Operating Officer in March 1999 and has been our Chief Executive Officer since August 2000 and a member of our Board of Directors since April 2000. Prior to joining Volterra, Mr. Staszak was Senior Vice President in the Storage Products Group of Texas Instruments Inc., a semiconductor company, from July 1996 to March 1999. From May 1993 to July 1996, Mr. Staszak served as Senior Vice President and General Manager of the Storage Products Division of Silicon Systems, Inc., a semiconductor company then affiliated with TDK Corporation. Mr. Staszak holds a B.S. in Industrial Technology from the University of Wisconsin, Stout and an M.B.A. from Pepperdine University. We believe that Mr. Staszak’s qualifications to serve on our Board of Directors include his long tenure as Chief Executive Officer of the Company, which benefits the Company by providing in-depth insight to the Board on various risks and opportunities facing the Company. Mr. Staszak serves as an effective bridge between management and the Board for the regular flow of material information, and he provides a strategic and technical understanding of our business and industry gained from his significant experience in the semiconductor industry.

Ralph Quinsey

Mr. Ralph Quinsey, age 56, has been a member of our Board since January 2011. Mr. Quinsey currently serves as President and Chief Executive Officer of TriQuint Semiconductor, a provider of radio frequency solutions and foundry services, and has served in such capacity since July 2002. From September 1999 to January 2002, Mr. Quinsey was with ON Semiconductor, a manufacturer of semiconductors for a wide array of applications, including as Vice President and General Manager of the Analog Division. Mr. Quinsey received a Bachelor of Science degree in Electrical Engineering from Marquette University. We believe that Mr. Quinsey’s qualifications to serve on our Board of Directors include his 30 years of semiconductor experience, having held leadership positions at several major technology companies, such as ON Semiconductor and Motorola. Mr. Quinsey’s operational and strategic understanding of the semiconductor industry will help drive Volterra’s international growth strategy and expand its market position.

Jeff Richardson

Mr. Jeff Richardson, age 47, has been a member of our Board since April 2011. Mr. Richardson currently serves as Executive Vice President and Chief Operating Officer at LSI Corporation, a semiconductor company focused on accelerating storage and networking, a position he has held since April 2011. Mr. Richardson has held several senior executive positions at LSI Corp. since joining in 2005, including previously serving as Executive Vice President and General Manager of the Semiconductor Solutions Group, Executive Vice President of the Network and Storage Products Group, Executive Vice President and General Manager of the Custom Solutions Group and Executive Vice President of Worldwide Strategic Planning. Prior to joining LSI, Mr. Richardson had a successful career at Intel Corporation, holding executive management positions as its Vice President and General Manager of Server Platforms Group and Vice President and General Manager of Enterprise Platforms and Services Division. Mr. Richardson received a Bachelor of Science degree in Electrical Engineering from the University of Colorado. We believe that Mr. Richardson’s qualifications to sit on our Board of Directors include his expertise in operational and technological issues, and his experience in managing international multi-billion dollar business groups. Mr. Richardson’s breadth of experiences at LSI Corp. and Intel will allow Volterra to further define and execute its strategic vision.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2014 ANNUAL MEETING

Fu-Tai Liou

Dr. Fu-Tai Liou, age 58, has been a member of our Board since December 2008. Dr. Liou currently serves as President of Voltafield Technology Corporation, a privately held semiconductor company, a position he has held since February 2009. From 1997 to 2008, Dr. Liou served in various capacities at United Microelectronics Corporation, a provider of semiconductor foundry services, including as UMC’s President, Quality & Reliability Assurance; President, America Business Group; Chief Officer Worldwide Sales & Marketing; Chief Technology Officer for Research & Development; and as a member of UMC’s Board of Directors. Dr. Liou received a Ph.D. in materials science and engineering from State University of New York at Stony Brook, received a M.S. in physics from Auburn University, and graduated from the National Central University in Taiwan. We believe that Dr. Liou’s qualifications to sit on our Board of Directors include his significant leadership experience at UMC, in a wide range of roles in management, operations, quality and technology, as well as being a member of UMC’s Board of Directors. Dr. Liou brings a particular knowledge and understanding of operational and strategic issues that fabless semiconductor companies, such as Volterra, must address in working with third party foundries. Dr. Liou also brings his international experience to the Board’s discussions, as he has unique insights on doing business in Asia.

Edward Ross

Dr. Edward Ross, age 70, has been a member of our Board since May 2004. From January 2005 to December 2005, Dr. Ross served as the President Emeritus of TSMC North America, the U.S. subsidiary of Taiwan Semiconductor Manufacturing Company Ltd., a semiconductor manufacturer. From March 2000 to December 2004, he was the President and Chief Executive Officer of TSMC North America. From July 1998 to March 2000, Dr. Ross was Senior Vice President of the Professional Services Group at Synopsys, Inc., a semiconductor design software company. From September 1995 to July 1998, he served as President of Technology and Manufacturing at Cirrus Logic, Inc., a semiconductor manufacturer. Dr. Ross served as a director of California Micro Devices Corporation, a semiconductor company, from October 2002, and then as their Chairman of the Board, from June 2002, until January 2010. Dr. Ross currently serves as a director of Atmel Corporation, a semiconductor company. Dr. Ross holds a B.S.E.E. from Drexel University and an M.S.E.E., M.A. and Ph.D. from Princeton University. We believe that Dr. Ross’ qualifications to sit on our Board of Directors include his experience in a senior management role at TSMC, a major provider of foundry services. He has gained a broad understanding of the semiconductor industry through his roles at TSMC and at Synopsys and Cirrus Logic and has an understanding of operational and strategic issues that fabless semiconductor companies, such as Volterra, must address in working with third party foundries. Dr. Ross also has significant experience in serving as a member of the board of directors of numerous public companies, including his prior service as the chairman of the Board of California Micro Devices.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq stock market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with Volterra’s counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Volterra, its officers and its independent registered public accounting firm, the Board has determined that all of Volterra’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Staszak, Volterra’s President and Chief Executive Officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board has established corporate governance guidelines to ensure that it will have the necessary authority and practices in place to review and evaluate Volterra’s business operations as needed and, where appropriate, to make decisions that are independent of Volterra’s management. The guidelines are also intended to align the interests of directors and management with those of Volterra’s stockholders. The corporate governance guidelines set forth the practices the Board will follow with respect to: Board organization and independence of directors; committee composition; board meetings; communication with management, employees, stockholders, journalists, analysts and other outside parties; retention of advisors; election and service of directors; and continuing director education. The corporate governance guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002.

BOARD LEADERSHIP STRUCTURE

Volterra separates the roles of our Chief Executive Officer (who is also our President) from our Chairman of the Board, in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting Volterra’s goals and steering our day to day operations, whereas our Chairman of the Board is an independent director that interfaces with the other Board members to provide objective guidance on our performance and strategy. This structure allows our Chief Executive Officer to focus on Volterra’s execution against our plans, while maintaining an important role for our Chairman and the independent directors in the review and oversight of these activities.

A key responsibility of the Chief Executive Officer and the Board is ensuring that an effective process is in place to provide management continuity. The Board regularly discusses succession planning for the Chief Executive Officer, as well as for several of our key officers. The Board and our Chief Executive Officer discuss future organization structures, candidates for senior management positions, and development plans for these senior management employees, to ensure continuity of leadership over the long term.

RISK OVERSIGHT

Management is responsible for identifying risk and risk controls related to Volterra’s business activities; mapping risks to company strategy and to develop programs and recommendations to balance the potential risk to the potential reward. The Board is actively involved in the oversight of risks that could affect Volterra’s business and operations by having management update the Board on the voluntary and involuntary risks that the company faces and the measures the company takes to control such risks. The Board does not have a standing risk management committee, but administers this oversight function directly through the Board as a whole, as well as through committees of the Board, as disclosed in the descriptions of each of the committees below. Generally, all of our committees meet on the same date as our full Board meetings, and each Board member attends each committee meeting, such that each Board member is aware of all of the considerations and actions of each committee. To the extent significant committee actions are taken outside of the full Board, such actions are generally reported or updated at the next full Board meeting.

DIRECTOR QUALIFICATIONS AND DIVERSITY

The Board, acting through the Nominating and Corporate Governance Committee, is responsible for assembling for shareholder consideration a group of nominees that, taken together with the directors continuing as members of the Board, have the experience, qualifications, attributes and skills appropriate for functioning effectively as a board. The Nominating and Corporate Governance Committee will consider all of the relevant qualifications of Board candidates, including such factors as:

•	relevant expertise upon which to be able to offer advice and guidance to management;

•	availability of sufficient time to devote to Volterra’s affairs;

•	demonstrated excellence in his or her field;

•	ability to exercise sound business judgment;

•	commitment to rigorous representation of the long-term interests of our stockholders; and

•	independence for Nasdaq purposes, or as required under general securities regulations.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will also review such directors’ overall service to Volterra during their terms, and any relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. At this time, the Nominating and Corporate Governance Committee has not established specific, minimum qualifications that must be met by a candidate for a position on our Board. In 2011, Volterra engaged David Powell, Inc., a third party consultant to assist in the identification and recruitment of director candidates, and in 2011 Volterra had paid approximately $103,000 in fees and expenses in connection with such director search, including the recruitment of Ralph Quinsey and Jeff Richardson, who were appointed to our Board in January and April 2011, respectively.

The Nominating and Corporate Governance Committee seeks a diverse group of individuals who have a complementary mix of backgrounds and skills necessary to provide meaningful oversight of the Company’s activities. As a growing, fabless semiconductor company, we seek directors who have experience in the semiconductor industry in general and look for individuals experienced with the operational issues that we face in our dealings with third party foundries and assembly and test vendors. Some of our directors have strong financial backgrounds and experience in dealing with multinational public companies to help us in our evaluation of our infrastructure and our financial model. We face unique challenges as we expand our sales and operational efforts internationally, particularly in Asia, and have therefore sought directors with broad geographical knowledge and experience. The Nominating and Corporate Governance Committee annually reviews the Board’s composition in light of the company’s changing requirements.

In addition to its own targeted searches, the Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at the 2013 Annual Meeting may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 47467 Fremont Blvd., Fremont, CA 94538 at least 120 days prior to the anniversary date of the mailing of this Proxy Statement. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

COMMITTEES OF THE BOARD

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. In 2011, Edward Winn resigned from the Board of Directors and its committees, and Ralph Quinsey and Jeff Richardson were added, resulting in shifts in our committee composition during the year.

On January 21, 2011, Mr. Quinsey was appointed to the Board, and the Committees were established as:

Audit	Compensation	Nominating
Winn (chair) Paisley Friedman	Ross (chair) Paisley Winn	Friedman (chair) Quinsey Liou Ross

On April 22, 2011, Mr. Winn resigned and Mr. Richardson was appointed to the Board, and the Committees were re-established as:

Audit	Compensation	Nominating
Paisley (chair) Friedman Quinsey	Ross (chair) Paisley Quinsey Richardson	Friedman (chair) Liou Ross

Subsequently, on January 20, 2012, Mr. Friedman resigned and Mr. Smith was appointed to the Board, and the Committees were again re-established, with the current membership existing as follows:

Audit	Compensation	Nominating
Paisley (chair) Quinsey Smith	Ross (chair) Paisley Quinsey Richardson	Richardson (chair) Liou Ross

The following table provides membership and meeting information for 2011 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Mel Friedman	X				X	*
Fu-Tai Liou					X
Christopher Paisley	X	*	X
Edward Ross			X	*	X
Ralph Quinsey					X
Jeffrey Richardson			X
Jeffrey Staszak
Edward Winn	X	*	X
Total meetings in fiscal year 2011	8		5		4

*	Committee Chairperson

Below is a description of each committee of the Board. The Audit Committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The

Compensation Committee has the authority to obtain advice and assistance from legal counsel or other experts, as it deems appropriate, and has the authority to retain the services of a compensation consultant to assist it in evaluating executive compensation.

The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Volterra.

Audit Committee

The Audit Committee oversees Volterra’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

•	evaluating the performance of our independent auditor, assessing their qualifications and independence, and determining and approving their engagements;

•

reviewing our annual financial statements, discussing with management and our independent auditor the results of our annual audit, and discussing with management and our auditor the results of the auditors’ review of our quarterly financial statements;

•	reviewing with management and our auditor significant issues that arise regarding accounting principles and financial statement presentation;

•	reviewing and discussing with management and our independent auditor, as appropriate, our guidelines and policies with respect to risk assessment and risk management;

•

reviewing with our independent auditor any significant difficulties with our annual audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any;

•

reviewing with our independent auditor and management any conflicts or disagreements between management and our independent auditor regarding financial reporting or accounting practices or policies and resolving any such conflicts regarding financial reporting;

•	conferring with our independent auditor and management regarding the scope, adequacy and effectiveness of our internal financial reporting controls; and

•	reviewing and approving related-party transactions and reviewing other issues arising under our Code of Conduct or similar policies.

The Audit Committee is responsible for oversight of risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with our management team and independently with our independent auditors. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits by our independent auditors, the status of material litigation, accounting changes that could affect our financial statements and proposed audit adjustments.

Three directors currently comprise the Audit Committee. From January to April 2011, the Audit Committee consisted of Mssrs. Friedman, Winn and Paisley during which time Mr. Winn served as chairperson. Following Mr. Winn’s resignation in April 2011, the Audit Committee consisted of Mssrs. Friedman, Paisley and Quinsey. Concurrent with Mr. Friedman’s resignation in January 2012, Mr. Smith was appointed to the Audit Committee. Mr. Paisley currently serves as chairperson. The Audit Committee met eight times during 2011. The Board has adopted a written Audit Committee Charter, which can be found at the Governance – Committee Composition section of our corporate website at http://investor.volterra.com.

The Board has reviewed the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Volterra’s Audit Committee are independent under the rules of the Securities and Exchange Commission (“SEC”) and Nasdaq (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that Mssrs. Paisley, Quinsey and Smith each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mssrs. Paisley, Quinsey and Smith’s level of knowledge and experience based on a number of factors, including each committee member’s formal education and past experience as a chief financial officer or chief executive officer of a public company.

Compensation Committee

The Compensation Committee reviews and approves the overall compensation strategy and policies for Volterra. For this purpose, the Compensation Committee performs several functions, including:

•	reviewing and approving the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation policies, plans and programs for our executive officers and other senior management, as well as our overall compensation plans and structure;

•	recommending to our Board the compensation for our independent directors; and

•	overseeing the administration of our stock plans and employee benefit plans.

The Compensation Committee may form and delegate its authority to separate committees, as it deems appropriate. Volterra also has a Non-Officer Equity Committee, which is a sub-committee of the Compensation Committee and is currently composed of Volterra’s Chief Executive Officer, Jeffrey Staszak and Volterra’s Senior Vice President of Finance and Chief Financial Officer, Mike Burns. The Non-Officer Equity Committee may award stock options and restricted stock unit awards to new employees, excluding employees who are officers, subject to certain guidelines approved by the Compensation Committee. Volterra’s policy is that all grants made by the Non-Officer Equity Committee are to be reviewed and ratified by the Compensation Committee at its next scheduled meetings.

The Compensation Committee has the sole authority from the Board of Directors for the appointment, compensation and oversight of our outside compensation consultant. The Compensation Committee directly engaged Compensia, Inc. (“Compensia”), an independent compensation consultant, to advise it on a project or hourly basis with respect to its compensation decisions related to our executive and board of director compensation programs. Compensia’s fees for executive and director compensation consulting to the Compensation Committee in fiscal year 2011 were approximately $52,000. The executive compensation services provided include assisting in defining our executive compensation strategy, providing market benchmark information, supporting the design of incentive compensation plans, advising on the competitiveness of our director compensation, and providing regulatory guidance and updates.

During fiscal year 2011, Compensia was also retained by Volterra to provide additional guidance on compensation matters that affect our general employees. The aggregate fees paid for those other services in fiscal 2011 were approximately $23,000. The Compensation Committee did not review or approve the other services provided by Compensia, as those services were approved by management in the normal course of business. Due to the limited nature and scope of Compensia’s services outside of the work it does on executive and board compensation, the Compensation Committee believes that the consulting advice it receives from Compensia is objective and not influenced by Compensia’s other relationships with Volterra.

From January to April 2011, the Compensation Committee consisted of Dr. Ross and Mssrs. Paisley and Winn, with Dr. Ross serving as chairperson. In April 2011, with Mr. Winn’s resignation, the Compensation Committee was increased to four members, and Mssrs. Quinsey and Richardson were appointed as new members. All members of Volterra’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards) and all of the members are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee met five times and acted by unanimous written consent two times during 2011. The Compensation Committee charter can be found at the Governance – Committee Composition section of our corporate website at http://investor.volterra.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for:

•	establishing criteria for board membership and reviewing and recommending nominees for election as directors;

•	considering board nominations and proposals submitted by our stockholders;

•	assessing the performance of our Board and the independence of directors;

•	recommending to the Board the chairmanship and membership of each Board committee; and

•	developing our corporate governance principles.

The Nominating and Corporate Governance Committee charter can be found at the Governance – Committee Composition section of our corporate website at http://investor.volterra.com. In January 2011, the Nominating and Corporate Governance Committee was increased to four members, consisting of Mssrs. Friedman and Quinsey and Drs. Liou and Ross. In April 2011, Mr. Quinsey resigned from the Nominating Committee and the committee was reduced back to three members, consisting of Mr. Friedman and Drs. Liou and Ross. Mr. Friedman served as chairperson until his resignation on January 20, 2012, when Mr. Richardson was appointed as a member and as chairperson. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met four times and acted by unanimous written consent one time during 2011.

The Nominating and Corporate Governance Committee is responsible for oversight of risks relating to management and Board succession planning and general corporate governance policies. To satisfy these oversight responsibilities, the Committee meets regularly with our Chief Executive Officer to discuss and evaluate matters such as reviewing employee retention and succession planning programs and goals, trends in risk levels, the employee climate, risk management activities, and non-governmental and governmental policies or proposals that could affect our operations.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met five times and acted by unanimous written consent two times during 2011. All directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Volterra has implemented procedures to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. The Nominating and Corporate Governance Committee will consider, from time to time, whether these procedures need to be updated or changed. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of the General Counsel of Volterra Semiconductor Corporation at 47467 Fremont Blvd., Fremont, CA 94538. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committee.

CODE OF CONDUCT

Volterra has adopted a Code of Conduct that applies to all of Volterra’s officers, directors and employees. The Code of Conduct is available at the Governance section of Volterra’s website at http://investor.volterra.com. If Volterra makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, Volterra will promptly disclose the nature of the amendment or waiver on its website, or as otherwise required by applicable law, rules or regulations.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee currently consists of three members: Mssrs. Quinsey, Paisley and Smith. Mr. Paisley serves as Chairperson of the Audit Committee. All members of Volterra’s Audit Committee are independent (as independence is defined in Rules 5605(a)(2) and 5605(c) of the Nasdaq listing standards).

The Audit Committee oversees Volterra’s corporate accounting and financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in Volterra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with management, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of Volterra’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid in connection therewith, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board and the Audit Committee. The Audit Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of Volterra’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Statement on Auditing Standards No. 114. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and Volterra, and has received written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with Volterra’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluation of Volterra’s internal controls and the overall quality of Volterra’s financial reporting. The Audit Committee held nine meetings during the fiscal year ended December 31, 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Volterra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee has also retained KPMG LLP as Volterra’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

AUDIT COMMITTEE(2)

Christopher Paisley, Chairperson

Ralph Quinsey

Stephen Smith

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing by Volterra under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	Mr. Smith became a member of the Audit Committee on January 20, 2012.

COMPENSATION COMMITTEE REPORT(1)

Volterra’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Volterra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

COMPENSATION COMMITTEE(2)

Edward Ross, Chairman

Christopher Paisley

Ralph Quinsey

Jeff Richardson

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing by Volterra under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	Mssrs. Quinsey and Richardson became members of the Compensation Committee on April 22, 2011.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our Board is submitting a “Say on Pay” proposal on compensation of the Company’s Named Executive Officers as described in this Proxy Statement for stockholder consideration. While the vote on executive compensation is advisory in nature, our Board and the Compensation Committee value the opinion of our stockholders and will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented. Stockholders who want to communicate with the Board or management should refer to the earlier section of this proxy statement entitled “Stockholder Communications with the Board of Directors” for additional information.

Executive compensation is an important matter for our stockholders. The core of our executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement.

Our Named Executive Officers are identified in the later Compensation Discussion and Analysis section of this proxy statement, which provides additional details on our executive compensation payments and practices, including our compensation philosophy and objectives.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that Volterra’s stockholders approve, on an advisory basis, the compensation of Volterra’s named executive officers as disclosed in Volterra’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2011 and the other related tables and disclosures).”

As indicated above, the stockholder vote on this resolution is advisory in nature and will not be construed to bind Volterra or the Board, or create or imply any change or addition to our fiduciary duties or those of the Board. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s Named Executive Officers, the next scheduled advisory vote will be at the 2013 Annual Meeting of Stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the stockholders vote FOR Proposal No. 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as Volterra’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited Volterra’s financial statements since 1996. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Volterra’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as Volterra’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Volterra and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to Volterra for fiscal years ended December 31, 2011 and December 31, 2010, by KPMG LLP, Volterra’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2011	2010
Audit Fees	$728,852	$714,363
Audit-related Fees	2,400	3,500
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$731,252	$717,863

“Audit Fees” consist of fees billed for professional services rendered for the audit of our consolidated financial statements, audit of management’s assessment and the effectiveness of our internal control over financial reporting, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

“Audit-related Fees” consist of fees billed for assurance and related services provided by KPMG LLP that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

“Tax Fees” include fees for tax compliance, tax and planning and tax advice provided by KPMG LLP. No such fees were billed during fiscal 2011 or 2010.

“All Other Fees” consist of fees for products and services provided by KPMG LLP other than the services described above. No such fees were billed during fiscal 2011 or 2010.

All fees described above were approved by the Audit Committee.

During the fiscal year ended December 31, 2011, none of the hours billed on Volterra’s financial audit by KPMG LLP were provided by persons other than KPMG LLP’s full-time permanent employees.

PRE-APPROVAL OF SERVICES

The Audit Committee has adopted procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall evaluate the nature of any non-audit services that KPMG may provide, to determine whether the rendering of such services is compatible with maintaining the independence of our independent registered public accounting firm.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the stockholders vote FOR the approval of KPMG LLP as Volterra’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive officers effective as of December 31, 2011. Information regarding our directors is set forth in “Proposal 1—Election of Directors” presented earlier in this Proxy Statement.

Name	Age and Position as of December 31, 2011 (1)
Jeffrey Staszak	58	President, Chief Executive Officer and Director
Mike Burns	45	Vice President of Finance, Chief Financial Officer and Treasurer
William Numann	55	Senior Vice President of New Product Development
Craig Teuscher	44	Senior Vice President of Operations, Manufacturing Engineering and Quality Assurance
Thomas Truman	44	Vice President of Worldwide Sales

(1)	Subsequently, in January 2012, Mr. Burns was promoted to Senior Vice President of Finance, Chief Financial Officer and Treasurer, Mr. Numann was promoted to Senior Vice President, Server and Storage and Communications Product Groups and Dr. Teuscher was promoted to Senior Vice President, Notebook Product Group.

Jeffrey Staszak

Mr. Jeffrey Staszak joined Volterra as our President and Chief Operating Officer in March 1999, and has been our Chief Executive Officer since August 2000 and a member of our board of directors since April 2000. Prior to joining Volterra, Mr. Staszak was Senior Vice President in the Storage Products Group of Texas Instruments Inc., a semiconductor company, from July 1996 to March 1999. From May 1993 to July 1996, Mr. Staszak served as Senior Vice President and General Manager of the Storage Products Division of Silicon Systems, Inc., a semiconductor company then affiliated with TDK Corporation. Mr. Staszak holds a B.S. in Industrial Technology from the University of Wisconsin, Stout and an M.B.A. from Pepperdine University.

Mike Burns

Mr. Mike Burns joined Volterra in August 2007 as Vice President of Finance, Chief Financial Officer and Treasurer, and has served as our Senior Vice President of Finance, Chief Financial Officer and Treasurer since January 2012. Prior to joining Volterra, Mr. Burns served in various capacities within the finance organization at Intel Corporation, a semiconductor manufacturer, from 1992 to August 2007, including as Finance Director and Controller of Intel Capital. Mr. Burns earned his B.A. in economics and M.S. in industrial engineering from Stanford University, and his M.B.A. from the University of California at Berkeley’s Haas School of Business.

William Numann

Mr. William Numann joined Volterra in November 2000, and has served as our Senior Vice President, Server and Storage and Communications Product Groups since January 2012. Mr. Numann previously served as our Senior Vice President of New Product Development from January 2011 to January 2012, and as our Vice President of Marketing from November 2000 to January 2011. Prior to joining Volterra, Mr. Numann was Vice President of Standard Products of Supertex, Inc., a semiconductor company, from October 1997 to October 2000. From June 1985 to September 1997, Mr. Numann served as Product Marketing and Applications Director at Siliconix, Inc., a semiconductor company. Mr. Numann holds a B.S.E.E. and an M.B.A. from Rensselaer Polytechnic Institute.

Craig Teuscher

Dr. Craig Teuscher co-founded Volterra in 1996, and has served as our Senior Vice President, Notebook Product Group since January 2012. Dr. Teuscher previously served as our Senior Vice President of Operations, Manufacturing Engineering and Quality Assurance from January 2011 to January 2012, as Vice President of Worldwide Sales and Applications Engineering from January 2009 to January 2011, and as Vice President of Sales and Applications Engineering from January 2003 to January 2009. Dr. Teuscher holds a B.S.E.E. from Princeton University and an M.S.E.E. and Ph.D. in electrical engineering from the University of California at Berkeley.

Thomas Truman

Dr. Thomas Truman joined Volterra in 2004 and has served as our Vice President of Worldwide Sales since January 2011. Dr. Truman previously served as our Vice President of North American and European Sales from January 2009 to January 2011. Prior to joining Volterra, Dr. Truman worked in marketing and product management roles at Agere Systems and Internet Photonics, and was a Distinguished Member of Technical Staff at Bell Laboratories. Dr. Truman received a B.S. and M.S. in Electrical Engineering and Computer Science from the University of California at Berkeley, and a Ph.D. in Electrical Engineering and Computer Science, with a minor in Management of Technology from the University of California at Berkeley.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Volterra’s common stock as of December 31, 2011 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all Volterra executive officers and directors as a group; and (iv) all those known by Volterra to be beneficial owners of more than five percent of its common stock. Unless otherwise indicated, the address for each listed beneficial owner is c/o Volterra Semiconductor Corporation, 47467 Fremont Blvd., Fremont, CA 94538. This table includes information for Mr. Stephen Smith, a nominee for director in this proxy statement, who was not a member of the Board of Directors as of December 31, 2011, but was subsequently appointed on January 20, 2012. At December 31, 2011, Mr. Smith did not hold Volterra shares directly or indirectly.

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class (%)
BlackRock, Inc. (2)	2,369,049	9.10%
40 East 52nd Street
New York, NY 10022
The Vanguard Group (3)	1,305,465	5.01%
100 Vanguard Blvd.
Malvern, PA 19355
Invesco Ltd. (4)	1,751,030	6.72%
1555 Peachtree Street NE
Atlanta, GA 30309
FMR Corp. (5)	3,889,105	14.93%
82 Devonshire Street
Boston, MA 92109
William Blair (6)	1,301,343	5.00%
222 W. Adams
Chicago, IL 60606
Mike Burns (7)	82,895	*
Mel Friedman (8)	71,500	*
Fu-Tai Liou (9)	35,600	*
William Numann (10)	316,348	1.21%
Christopher Paisley (11)	73,600	*
Ralph Quinsey (12)	11,200	*
D. Jeffrey Richardson	0	*
Edward Ross (13)	60,350	*
Jeffrey Staszak (14)	735,707	2.83%
Stephen Smith	0	*
Craig Teuscher (15)	452,054	1.74%
All executive officers and directors as a group (11 persons) (16)	1,839,254	7.06%

*	Less than one percent.

(1)	This table is based upon information supplied by officers and directors. With respect to the principal stockholders, the number of shares is based on holdings as of December 31, 2011 as reported to the SEC on Schedule 13G or Schedule 13G/A. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Volterra believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages were based on a fraction, the numerator of which is the sum of (i) the number of shares of common stock beneficially owned by such owner at December 31, 2011, (ii) the number of shares issuable upon exercise of options beneficially owned by such owner and exercisable within 60 days of December 31, 2011 and (iii) the number of restricted stock units which vest within 60 days of December 31, 2011, and the denominator of which is the sum of (i) 24,804,191 shares outstanding and eligible to vote on December 31, 2011, as reported on Form 10-K, adjusted as required by rules promulgated by the SEC, (ii) the aggregate number of shares of common stock issuable upon exercise of options beneficially owned by such owner and exercisable within 60 days of December 31, 2011 and (iii) the number of restricted stock units which vest within 60 days of December 31, 2011.

(2)	Based on a Schedule 13G/A filed with the SEC on February 9, 2012, reporting beneficial ownership as of December 30, 2011.

(3)	Based on a Schedule 13G filed with the SEC on February 10, 2012, reporting beneficial ownership as of December 31, 2011 (sole voting power – 31,174 shares; sole dispositive power – 1,274,291 shares; and shared dispositive power – 31,174 shares); Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 31,174 shares of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

(4)	Based on a Schedule 13G filed with the SEC on February 14, 2012, reporting beneficial ownership as of December 31, 2011, The following subsidiaries of Invesco Ltd. are investment advisers which hold shares of the security being reported, Invesco Advisers Inc. the beneficial holder with sole voting power and sole dispositive power with respect to 1,726,643 shares and Invesco PowerShares Capital Management, the beneficial holder with sole voting power and sole dispositive power with respect to 24,387 shares.

(5)	Based on a Schedule 13G/A filed with the SEC on February 14, 2012, reporting beneficial ownership as of December 31, 2011. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC is the beneficial owner of 3,889,105 shares of the common stock outstanding of Volterra Semiconductor Corporation as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 2,573,305 shares of the common stock outstanding. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,889,105 shares owned by the Funds.

(6)	Based on a Schedule 13G filed with the SEC on January 30, 2012, reporting beneficial ownership as of December 31, 2011.

(7)	Includes (i) 6,082 shares held directly by Mr. Burns and (ii) 76,813 shares issuable upon exercise of options exercisable within 60 days of December 31, 2011.

(8)	Includes (i) 4,000 shares held directly by Mr. Friedman and (ii) 67,500 shares issuable upon exercise of options exercisable within 60 days of December 31, 2011.

(9)	Includes (i) 13,500 shares held directly by Dr. Liou and (ii) 22,100 shares issuable upon exercise of options exercisable within 60 days of December 31, 2011.

(10)	Includes (i) 863 shares held directly by Mr. Numann, (ii) 63,110 shares held by the Numann Revocable Trust, of which Mr. Numann is a co-trustee and (iii) 252,375 shares issuable upon exercise of options exercisable within 60 days of December 31, 2011.

(11)	Includes (i) 18,600 shares held directly by Mr. Paisley and (ii) 55,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2011.

(12)	Includes (i) 3,700 shares held directly by Mr. Quinsey and (ii) 7,500 shares issuable upon exercise of options exercisable within 60 days of December 31, 2011.

(13)	Includes (i) 9,850 shares held directly by Dr. Ross and (ii) 50,500 shares issuable upon exercise of options exercisable within 60 days of December 31, 2011.

(14)	Includes (i) 234,500 shares held directly by Mr. Staszak, (ii) 10,895 shares held by the Staszak Family Living Trust, of which Mr. Staszak is a co-trustee and (iii) 490,312 shares issuable upon exercise of options exercisable within 60 days of December 31, 2011.

(15)	Includes (i) 236,554 shares held by the Teuscher 2007 Trust, of which Dr. Teuscher is a co-trustee and (ii) 215,500 shares issuable upon exercise of options exercisable within 60 days of December 31, 2011.

(16)	Includes (i) 601,654 shares held directly or indirectly by our directors and executive officers as of December 31, 2011 and (ii) 1,237,600 shares issuable upon exercise of options exercisable within 60 days of December 31, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Volterra’s equity compensation plans in effect as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights or upon vesting of shares granted as restricted stock units (a)	Weighted-average exercise price of outstanding options, warrants and rights or upon vesting of shares granted as restricted grant units (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Shareholders			8,833,728	(1)(2)
Options	5,401,329	$15.99	—
Restricted Stock Units	261,859	n/a	—
Subtotal	5,582,754	$15.99	8,833,728
Equity Compensation Plans Not Approved by Shareholders
Options	n/a	n/a	n/a
Restricted Stock Units	n/a	n/a	n/a
Subtotal	—	—	—
Total	5,582,754	$15.99	8,833,728

(1)	Under the 2004 Equity Incentive Plan, the number of authorized shares will be increased annually on December 31 of each year, from 2005 until 2013, by 5% of the number of fully-diluted shares of common stock outstanding; provided, however, that the Board may designate a smaller number of shares by which the authorized number of shares will be increased on such dates. Under the 2004 Non-Employee Directors’ Stock Option Plan, the number of authorized shares will be increased annually on December 31 of each year, from 2005 and until 2013, by no more than the number of shares of common stock subject to options granted during that calendar year. Under the 2004 Employee Stock Purchase Plan, the number of authorized shares will be increased on December 31 of each year, from 2005 until 2013, by the lesser of 1,000,000 shares of common stock or 1.75% of the fully-diluted number of shares of common stock outstanding; provided, however, that the Board may designate a smaller number of shares by which the authorized number of shares will be increased on such dates.

(2)	Includes 2,703,711 shares available for issuance under the 2004 Employee Stock Purchase Plan.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Volterra’s directors and executive officers, and persons who own more than ten percent of a registered class of Volterra’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Volterra’s common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Volterra with copies of all Section 16(a) forms they file.

To Volterra’s knowledge, based solely on a review of the copies of such reports furnished to Volterra and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with in the requisite timeframe. In January 2012, Jeffrey Staszak filed one late Form 4 to report a sale of 12,500 shares of Common Stock in February 2009.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In April 2011, Volterra conducted its initial non-binding advisory vote on the compensation of its Named Executive Officers, commonly referred to as a “say on pay” vote, at its annual meeting of stockholders. Volterra’s stockholders approved the compensation of its Named Executive Officers, with approximately 98% of shareholder votes cast in favor of our executive compensation as disclosed in the proxy statement relating to the 2011 annual meeting of stockholders.

As Volterra’s Compensation Committee evaluated our executive compensation policies and practices throughout 2011, it was mindful of the strong support our stockholders expressed for our compensation philosophy and objectives. As a result, Volterra’s Compensation Committee decided to retain our general approach to executive compensation, with an emphasis on incentive compensation that rewards our most senior executives when they deliver value for our stockholders, and made no significant changes to our executive compensation program. Although the stockholder vote is non-binding, Volterra’s Compensation Committee will consider the outcome of future votes, including this year’s vote, when making future compensation decisions for our Named Executive Officers.

Consistent with the recommendation of the Board and the preference of our stockholders as reflected in the advisory vote on the frequency of future say on pay votes conducted at our annual meeting of stockholders, the Board has adopted a policy providing for annual advisory votes on the compensation of our Named Executive Officers. Accordingly, following the annual meeting of stockholders to which this proxy statement relates, the next advisory vote on the compensation of our named executive officers will take place in 2013.

Executive Summary

Volterra promotes a pay for performance compensation philosophy for our management team (including our Named Executive Officers, as defined below), by creating a compensation framework that emphasizes the following features:

•	Simple compensation structure. Target compensation for our management team in 2011 consisted primarily of base salary, performance based cash bonuses and stock option grants.

•

Management bonus plan tied to straightforward financial metrics. Volterra maintains a performance based cash bonus plan, under which a bonus pool is established upon the achievement of certain revenue and non-GAAP operating income targets established at the outset of the year. In 2011, because these pre-established financial metrics were not reached, no such bonuses were awarded.

•

Volterra continues to utilize stock options, not restricted stock or other stock awards or stock bonuses. Volterra grants stock options to its management team with standard time based vesting, such that realizable compensation from such options is tied to stock price appreciation.

•	No compensation guarantees. Volterra does not guarantee employment, salary increases, bonuses, pension arrangements, equity grants, or deferred compensation to its management.

•

Limited perquisites. Volterra does not provide any benefits/perquisites that are only available to executive officers. Volterra’s officers are only eligible to receive the same basic perquisites as are available to our general employees, comprised of subsidized gym memberships, 401(k) partial contribution matching program and insurance coverage. No tax gross up payments on bonuses or payments are provided. No former or retired executive is entitled to any perquisites or benefits.

•

Reasonable severance benefits. Certain Named Executive Officers are party to agreements which provide severance benefits related to “without cause” terminations, or “without cause” or “for good reason” terminations in connection with a change-in-control transaction. The amount of such severance benefits is less than three times base salary and bonus.

•

No hedging transactions. All executive officers are prohibited from engaging in any speculative transactions in Volterra securities, including engaging in short sales, engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions.

•

Annual reviews by independent compensation committee and consultant. Volterra’s Compensation Committee is comprised solely of independent directors. The Compensation Committee has the discretion to retain independent consultants and counsel, and it utilizes Compensia Inc. to provide guidance in conducting its annual executive compensation review.

Volterra viewed 2011 as having the potential to provide another year of strong growth for the company, as we expected to continue growing our notebook business, and the industry predicted a Romley server platform launch that would contribute meaningful revenue in our server and storage business in the second half of the year. During the course of 2011, however, Volterra saw customers reduce inventory in response to continued uncertainty in the global economy, and also saw the Romley platform launch pushed out to 2012, both of which had an adverse impact on our planned revenue growth. Although our financial growth was not as robust as initially planned, Volterra was still able to achieve strong financial results by growing its notebook business and by managing its expenses in response to these macroeconomic and market events. Volterra had record revenues of $156 million, with GAAP net income of $20.6 million and diluted earnings per share of $0.79, and non-GAAP net income of $28.9 million and diluted earnings per share of $1.10 in 2011. Volterra managed to grow its cash position by $27 million to $127 million, despite holding no debt and while also repurchasing $7.8 million in Volterra common stock. While business results were strong, no bonuses were paid to Volterra executives because actual performance in key metrics was less than the targets set forth in Volterra’s internal plan.

Volterra believes that our strong performance, in spite of adverse market conditions, has been driven by the leadership of our management team, and Volterra’s stock has continued to perform well in a turbulent market. A comparison of Volterra’s recent stock performance against the Nasdaq National Market as a percentage of change from the start of 2010 to the end of 2011, reflects the strength of Volterra’s operational performance and how it has translated into gains for our shareholders.

Summary of 2011 and 2010 Executive Compensation

Our Named Executive Officers in 2011 were:

Name	Title as of December 31, 2011
Jeffrey Staszak	President and Chief Executive Officer
Mike Burns	Vice President of Finance, Chief Financial Officer and Treasurer
William Numann	Senior Vice President of New Product Development
Craig Teuscher	Senior Vice President of Operations, Manufacturing Engineering and Quality Assurance
Thomas Truman	Vice President of Worldwide Sales

Mssrs. Staszak and Burns served in their respective capacities during the entire 2011 calendar year. Mr. Numann and Drs. Teuscher and Truman were promoted in January 2011 and served in their respective capacities throughout 2011. Subsequently, in January 2012, Mr. Burns was promoted to Senior Vice President of Finance, Chief Financial Officer and Treasurer, Mr. Numann was promoted to Senior Vice President Server and Storage and Communications Product Groups and Dr. Teuscher was promoted to Senior Vice President Notebook Product Group. For purposes of this Compensation Discussion and Analysis, however, we will identify such individuals by their titles as of December 31, 2011.

A summary of Volterra’s compensation payments to its Named Executive Officers in 2011, compared to payments made in 2010, are provided below:

	2011				2010
Name	Base Salary	Performance Based Cash Bonus	Option Grant FMV	Total	Base Salary	Performance Based Cash Bonus	Additional Performance Bonus	Option Grant FMV	Total
Jeffrey Staszak	$396,635	—	$1,464,400	$1,861,035	$385,000	$346,500	$75,000	$845,025	$1,651,525
President and Chief Executive Officer

Mike Burns	$254,654	—	$345,180	$599,834	$250,000	$150,000	—	$231,270	$631,270
Vice President of Finance and Chief Financial Officer

William Numann	$246,635	—	$418,400	$665,035	$235,000	$141,000	$40,000	$231,270	$647,270
Senior Vice President New Product Development

Craig Teuscher	$249,308	—	$418,400	$667,708	$240,000	$144,000	$30,000	$231,270	$645,270
Senior Vice President of Operations, Manufacturing Engineering and Quality Assurance

Thomas Truman	$214,308	—	$345,180	$559,488	205,000	$107,625	—	$133,425	$446,050
Vice President of Worldwide Sales

Overview of Compensation Program

Our Compensation Committee (the “Committee”) is responsible for establishing and implementing Volterra’s overall compensation plans and structure, including our equity and cash compensation programs for Volterra’s officers (including the Named Executive Officers). The Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. In reviewing compensation decisions for 2011, the Committee was advised by Compensia, the independent compensation consultant originally retained by the Committee in 2007.

Each year, the Committee reviews our compensation practices to determine whether our compensation program was effective in appropriately rewarding and motivating Volterra’s officers. Committee meetings in which compensation proposals are discussed and finalized typically have included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer, provided however, that our Chief Executive Officer is not present during such portion of each meeting in which his compensation is finalized.

The Committee strives to create fair and reasonable compensation packages for Volterra’s officers that accomplish the following objectives:

•	attract, motivate and retain high quality, focused executives that will drive Volterra’s future growth;

•	align the executive officer’s long term interests with the interests of Volterra’s stockholders; and

•	incorporate pay for performance compensation features that reward individual contributions to Volterra’s success.

To achieve these goals, the Committee has implemented an executive compensation program consisting of base salary, equity incentive compensation in the form of stock option grants, and performance based cash bonus awards. The Committee believes that these basic cash and equity compensation elements provide the clearest and most direct link between Volterra’s officers’ performance, and our overall objectives of continuing Volterra’s growth, improving our financial performance and increasing stockholder value. All of our Named Executive Officers are eligible to receive the same elements of compensation.

Setting Executive Compensation

In making compensation decisions for 2011, the Committee and Compensia started meeting in the third quarter of 2010 to review and update Volterra’s peer group and to conduct a comprehensive compensation study against this peer group based on the publicly disclosed compensation information from the prior year. In comparison to the updated peer group, Compensia noted the following information regarding Volterra’s overall average compensation of all officers (including the Named Executive Officers):

•

Base salaries for Volterra officers (including Named Executive Officers) approximated the market 30th percentile, with individual variation between positions and several officers falling below the 25th percentile;

•	Target performance based cash incentives as a percent of base salary were generally below market median;

•	Total target cash compensation (consisting of base salary plus target performance based cash incentives) approximated the market 25th percentile;

•	Annual stock option grant values (calculated using the Black Scholes value of options as of grant date, i.e. January 2010) generally approximated the market median; and

•	Target total direct compensation (target total cash compensation plus the annual equity values awards) was aligned with the market median.

The committee viewed these results, in light of Volterra’s strong performance in 2010, and the Committee determined that it would increase Volterra’s target pay positioning ranges in relation to the peer group, with individual pay components based on individual performance and an assessment of the relationship of pay relative to peers. The Committee established the following targets for pay positioning for the entire group of Volterra’s officers (including the Named Executive Officers):

Base Salary: 50th percentile of the peer group, with the potential to bring salaries up to the 65th percentile in future years, depending on Company performance (up from a reference target of 50th-55th percentile)

Target Total Cash (base salary plus target performance based cash incentives): 50th-65th percentile (up from 50th-55th percentile)

Stock Option Grants: 50th-75th percentile (up from 45th-50th percentile), provided that such annual stock option grants would be consistent with a Company-wide annual equity grant rate target of 5.0% of the Company’s outstanding capitalization.

The Committee works with Compensia to obtain general compensation guidance and comparisons to peer group data and to understand industry and compensation trends, but it ultimately relies on its collective experience and judgment in establishing base salary levels, equity grants and bonus awards. The Committee does not delegate any of its functions relating to executive compensation to others and retains the authority and responsibility for approving compensation packages.

In order to tailor our compensation program to best recognize and reward the contributions of the individual officers, the Committee works closely with the Chief Executive Officer to better understand the individual strengths and performance of each officer. Compensation decisions are the result of an iterative process between the Committee and Volterra’s Chief Executive Officer, based on guiding principles provided by the Committee. Compensation for Mr. Staszak is established separately by the Committee, based on the Committee’s observation of Volterra’s overall performance and Mr. Staszak’s management of Volterra and his contributions to its success. In setting compensation for all officers, the Committee also considered Volterra’s recent financial performance, including net revenue, gross margin and operating income results, in light of our current operating plan and prior year results. Based on such considerations, Mr. Staszak and the Committee discuss general performance objectives intended to reflect company and individual goals that are significant and critical value drivers and that they believe should be the focus in the upcoming year.

In the first quarter of 2011, the Committee reviewed the analysis of salaries and annual stock option grants and established the terms of Volterra’s 2011 Management Bonus Plan, a performance based cash bonus plan (the “Bonus Plan”) for all of Volterra’s officers (which included our Named Executive Officers). The achievement of performance criteria sufficient for cash awards under the Bonus Plan were determined in the first quarter of 2012, and as previously stated, no such payments were made. Each of these components is described in detail in “Executive Compensation Components” below. Although the compensation analysis was completed in January 2011, Mr. Staszak requested and the Committee agreed to suspend decisions on any proposed cash compensation changes for its officers, as Volterra looked for signs of economic stability following several quarters of worldwide economic uncertainty. The Company viewed 2011 as having the potential to be a strong year, but the Committee decided that it would be prudent to wait until we had more visibility on our near term business outlook, before implementing any base salary changes that might impact Volterra’s financial performance. By the end of the second quarter of 2011, Volterra had seen two quarters of strong performance, driven in large part by gains in our notebook market. In the second quarter of 2011, Volterra achieved record revenues of $41.7 million, and the Company appeared to be on track for record financial performance for 2011. At the end of the second quarter, the Compensation Committee reviewed the cash compensation changes initially discussed in January for Volterra officers, and the Committee approved such proposals with the changes effective as of July 1, 2011.

Competitive Positioning

In the third quarter of 2010, Volterra reviewed and updated its current peer group for the upcoming 2011 compensation review, but did not adopt formulaic calculations to establish compensation levels against this peer group. The Committee’s primary focus has been to create the proper incentives needed to satisfy our corporate objectives, and retained the flexibility to exceed or fall below industry benchmarks for any given Named Executive Officer.

The 2010 peer group consisted of:

1. Advanced Analogic Technologies	11. Monolithic Power Systems
2. AuthenTec	12. NetLogic
3. California Micro Devices	13. Pericom Semiconductors
4. Cavium Networks	14. Power Integrations
5. Cirrus Logic	15. PLX Technology
6. Entropic Communications	16. Supertex
7. Exar Corporation	17. Techwell
8. Ikanos Communications	18. Tessera Technologies
9. Intellon
10. Microtune

The Committee reviewed these 18 companies, as well as several other companies within our industry with similar financial performance, size and organizational characteristics. Based on the review, the Committee, with input from Volterra’s Chief Executive Officer and Compensia, determined that several companies should be removed and replaced. The Committee excluded AuthenTec, Microtune and Supertex from the peer group, given that their revenue, market capitalization and other financial metrics were no longer in comparable ranges of the remainder of the group. In addition, California Micro Devices, Intellon and Techwell were acquired and were also removed. Of the additional companies that were reviewed, the Committee approved the addition of Hittite Microwave, Lattice Semiconductor, Semtech and Sigma Designs, as being more consistent with Volterra’s size, organizational complexity, financial performance and growth.

The updated peer group of 16 companies was set as follows:

1. Advanced Analogic Technologies	11. Pericom Semiconductors
2. Cavium Networks	12. PLX Technology
3. Cirrus Logic	13. Power Integrations
4. Entropic Communications	14. Semtech
5. Exar Corporation	15. Sigma Designs
6. Hittite Microwave	16. Tessera Technologies
7. Ikanos Communications
8. Lattice Semiconductor
9. Monolithic Power Systems
10. NetLogic

The Committee reviewed several financial metrics as of the third quarter of 2010, the time Volterra commenced its compensation review with Compensia, for purposes of reviewing its performance relative to its peers. The Committee was presented with publicly available data for our peer group on trailing four quarters revenue and net income, market capitalization and market cap as a multiple of revenue, number of employees, and revenue and market capitalization per employee. The Committee and consultant generally focused on companies that were within a range of 0.5x to 2.0x of Volterra’s revenue and market capitalization. There was one company that was outside of the revenue range and two companies that fell outside of the market capitalization ranges. The Committee opted to retain such companies in the peer group, however, as it believed Volterra otherwise compared favorably against such companies. The Committee noted the following data:

	Last Four Qrtrs Revenue ($MM)	Revenue Growth: Last 4Q/Prev. 4Q	Last Four Qrtrs Net Income	Employees at FYE	Market Cap ($MM)	Market Cap as a Multiple of Revenue	Revenue per Employee	Market Cap per Employee

75th Percentile	$262.40	54.5%	$33.30	614	$1,078.00	4.2x	$543,923	$2,249,981
60th Percentile	$220.00	30.1%	$10.80	550	$804.80	3.1x	$525,525	$1,949,140
50th Percentile	$200.50	28.3%	$5.70	502	$603.20	3.0x	$399,893	$1,016,521
Average	$205.10	39.7%	$6.40	517	$669.20	3.1x	$431,319	$1,441,516
25th Percentile	$146.20	16.4%	($11.60)	387	$242.80	1.5x	$327,485	$582,256

Volterra	$140.40	50.2%	$27.10	205	$548.20	3.9x	$684,917	$2,674,228
Percentile	13%	68%	66%	1%	43%	71%	99%	90%

Despite being one of the smaller companies in our peer group in terms of number of employees, market capitalization and last four quarters revenue, Volterra’s performance far exceeded the 50th percentile in terms of revenue growth over the last four quarters (as compared to the previous four quarters), net income over the last four quarters, market capitalization as a multiple of revenue, revenue per employee and market capitalization per employee.

Other Compensation Policies and Issues

Currently, we do not believe it is necessary to establish policies whereby compensation granted to Named Executive Officers may be subsequently revised or recovered by Volterra in the event of a restatement of our financial results. As our compensation plan continues to evolve, we will continue to evaluate whether such policies are necessary, appropriate or required pending any compensation recovery requirements set forth by the Dodd-Frank Act.

Executive Compensation Components

For the fiscal year ended December 31, 2011, the principal components of compensation for our officers consisted of:

•	Base salary;

•	performance based cash bonuses; and

•	equity incentive compensation, in the form of stock option grants.

We view the three components of our officer compensation as being related but distinct. Although the Committee does review the aggregate total compensation represented by these components, it does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. Similarly, the Committee will not increase a component of compensation if an officer’s other components do not result in financial gain. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of market data and our peer group, internal equity and consistency, individual performance and other information we deem relevant. Except as described below, the Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the need to tailor each Named Executive Officer’s award to attract, retain and motivate that executive officer.

In 2011, we continued to emphasize that a high percentage of our Named Executive Officers’ total direct compensation (consisting of base salary, performance based cash bonuses and the grant date value of stock option grants) consist of variable compensation (consisting of performance based cash bonuses and the grant date value of stock option grants). With the compensation structure currently in place, Volterra continues to focus on tying our Named Executive Officers’ compensation to the individuals’ and the company’s performance.

Total Direct Compensation (1)

Name	2011 Base Salary	2011 Target Performance Based Cash Bonus (2)	2011 Stock Option Grant FMV	2011 Target Total Direct Comp.	2011 Target Total Variable Comp.	Target % Variable Comp.
Jeffrey Staszak	$396,635	$396,635	$1,464,400	$2,257,670	$1,861,035	82%
Mike Burns	$254,654	$127,327	$345,180	$727,161	$472,507	65%
William Numann	$246,635	$147,981	$418,400	$813,016	$566,381	70%
Craig Teuscher	$249,308	$149,585	$418,400	$817,293	$567,985	69%
Thomas Truman	$214,308	$85,723	$345,180	$645,211	$430,903	67%

(1)	This table is not meant as a substitute for the Summary Compensation Table located on p.37.
(2)	The target amounts under the 2011 Management Bonus Plan were not earned in 2011 by the Named Executive Officers.

Base Salary

Volterra provides its officers with base salary to compensate them for services rendered during the fiscal year. In setting salaries for 2011 for Volterra’s officers (including our Named Executive Officers), the Committee reviewed information related to:

•	market data and peer group information;

•	an internal review of the officer’s compensation, both individually and relative to other officers; and

•	the individual performance of such officer.

In setting base salaries for 2011, the Committee elected to increase the base salary levels for all of our Named Executive Officers, to more closely approximate the current market 50th percentile, in light of their continued strong performance throughout 2011. Such raises were deferred until July 1, 2011.

Name	Market 50th percentile	2011 Annualized Base Salary (1)	2010 Annualized Base Salary	Percentage (%) Increase in Annualized Base Salary
Jeffrey Staszak	$414,300	$410,000	$385,000	6.5%
Mike Burns	$277,600	$260,000	$250,000	4.0%
William Numann	$261,800	$260,000	$235,000	10.6%
Craig Teuscher	$268,100	$260,000	$240,000	8.3%
Thomas Truman	$260,500	$225,000	$205,000	9.8%

(1)	The annualized salary for each of the Named Executive Officer increased on July 1, 2011 to this amount. The actual compensation paid in 2011 consisted of a blend of the 2010 base salary rate for the first half of the year, plus the 2011 base salary rate for the second half of the year, as calculated and disclosed in the Summary Compensation Table below.

Performance Based Cash Bonus Plan Compensation

Volterra maintains the Bonus Plan, a performance based cash bonus plan, for its officers, which is designed as a cash incentive program to motivate Volterra’s officers and to reward them for assisting Volterra in achieving certain annual financial goals.

The market data reviewed by the Committee generally showed that target incentives as a percentage of base salary for Volterra’s officers were all below the market median. The Committee proposed no changes to the structure or operation of the Bonus Plan, but increased the Chief Executive Officer’s target incentive from 60% to 100% of his salary paid during the year and maintained the other Named Executive Officers’ target incentives at 40%-60% of their respective salaries paid during the year, to bring these target incentives closer to market median. The higher target percentage for the Chief Executive Officer was established historically and consistent with market practices in recognition of his increased responsibility for Volterra’s overall success and performance.

The Bonus Plan was designed to create a pool of available bonuses, dependent upon the Company’s achievement of certain revenue milestones and non-GAAP operating income results. Non-GAAP operating income excluded certain items such as stock based compensation expenses, intellectual property litigation expenses and the bonus pool expense. From this bonus pool, each participant could earn his individual bonus amount, depending on his or the Company’s performance. The Committee maintained its belief that, to better link compensation to actual performance, fifty percent of an executive officer’s individual bonus (other than for Mr. Staszak) should be based on Volterra’s financial performance and fifty percent was based on individual performance criteria. For Mr. Staszak, the Committee believes that Volterra’s financial performance is the best proxy for measuring his performance, and his bonus award under the terms of the Bonus Plan is based solely on Volterra’s financial performance.

Although the Company achieved record revenues and generated strong non-GAAP operating income in spite of adverse market and macroeconomic events, the Company did not meet the Bonus Plan’s minimum annual financial performance thresholds. As such, no bonus pool was created and no payments were made under the Bonus Plan to any of Volterra’s Named Executive Officers.

Equity Incentive Compensation

Equity-based compensation, in the form of stock option grants, provides our officers with the opportunity to build an equity interest in the Company and to share in the potential appreciation of the value of its common stock. Our officers, like our other employees, are eligible to receive option grants under our 2004 Equity Incentive Plan. Unlike other employees, however, Volterra officers do not also receive restricted stock unit awards, as the Company continues to believe that stock options are the best way to link management performance with the creation of shareholder value. If Volterra’s stock price does not appreciate over an extended period, given that such options vest over a four year period, the intrinsic value of such stock options is minimized.

Stock options are granted at the “fair market value” of our common stock on the date of the grant, which under the terms of our 2004 Equity Incentive Plan, is equal to the closing price of Volterra’s common stock as listed on the Nasdaq stock market on the last trading day immediately prior to the date of grant. We have not granted stock options at a discount to fair market value or reduced the exercise price of outstanding stock options, nor have we granted stock options with a so-called “reload” feature or loaned funds to executive officers to enable them to exercise stock options. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price.

Volterra’s stock option program was designed to provide an opportunity for increased equity ownership by our officers and maintain competitive levels of total compensation. Stock options for officers are typically granted upon hire or promotion or are granted in connection with an annual “focal” review process. Volterra’s option grants in 2011 adhered to a pre-approved grant policy which provided:

•

For new hires of Volterra employees, including executive officers, option grants were deemed to have been made on the first business day of the first month following such executive officer’s commencement of employment.

•	Option grants relating to the officers’ annual “focal” reviews were made on the fourth business day following Volterra’s announcement of its fourth quarter financial results.

•

Any other option grants to Volterra’s officers may be made from time to time, which grants shall be made on the fourth business day following Volterra’s next announcement of its quarterly financial results.

In determining the stock option grant awards for Volterra officers in 2011, the Committee reviewed peer data provided by Compensia that was collected in the fourth quarter of 2010. Based on this data, the Committee looked at equity guidelines that reflected market 50th and 75th percentile grant values, with the understanding they would focus on keeping equity compensation near the 50th percentile, but could consider grants in future years up to the 75th percentile range if the Company continued to show strong growth. These grant values were derived based on an average of market grant values and market grant values as a percent of market capitalization. Equity guidelines also took into consideration Volterra-specific factors such as internal peer relationships and job scope considerations, while also being consistent with a Company-wide annual equity grant rate target of 5.0% of the Company’s outstanding capitalization.

The option grant to Mr. Staszak exceeded the option grant to any other officer based on Mr. Staszak’s overarching responsibility for Volterra’s business and financial performance, and the grants for Mr. Staszak, Mr. Burns and Dr. Truman were approximately at the 50th percentile grant level. The Committee believed that, on the basis of market data, job responsibilities and internal equity consistency, such amounts were appropriate. The stock option grants to Mr. Numann and Dr. Teuscher slightly exceeded the 50th percentile grant level, based on their broad responsibility for product development and operations for the company.

Option grants to the Named Executive Officers in 2011 were as follows:

Name	50th to 75th percentile data	2011 Annual Option Grant	2010 Annual Option Grant
Jeffrey Staszak	140,000-199,000	140,000	95,000
Mike Burns	33,000-47,000	33,000	30,000
William Numann	33,000-47,000	40,000	26,000
Craig Teuscher	33,000-47,000	40,000	26,000
Thomas Truman	33,000-47,000	33,000	15,000

In accordance with Volterra’s option granting policies, although the approvals occurred at a meeting of the Compensation Committee on January 21, 2011, option grants to our Named Executive Officers were made on January 28, 2011, the fourth business day following the announcement of the prior year’s fourth quarter results.

Options to our Named Executive Officers, as well as all other employees, vest 25% on the one year anniversary of the date of grant, with the remaining options vesting in equal quarterly installments over the subsequent three years.

Severance Benefit Plan

Volterra provides severance benefits for certain of its officers in connection with such officer’s termination without cause, or termination or resignation in connection with a change of control transaction, as it believes such a plan is a useful tool to retain and motivate our management. The terms of the Severance Benefit Plan are described in more detail below in the section entitled Potential Payments Upon Termination or Change in Control.

Other Compensation, Perquisites and Other Personal Benefits

Volterra provides Named Executive Officers with personal benefits and perquisites generally available to all employees, including participation in Volterra’s 401(k) partial contribution matching program, nondiscriminatory group life insurance premiums paid by Volterra and subsidized gym memberships.

Tax and Accounting Implications

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986 limits us to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Stock option awards under our 2004 Equity Incentive Plan, to the extent the Board or a committee of the Board granting such stock awards is composed solely of “outside directors,” are performance-based compensation within the meaning of Section 162(m) and, as such, are fully deductible. As noted above, Volterra’s compensation policy is primarily based upon the practice of pay for performance. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible. However, the Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and believes that Volterra should be able to continue to manage its executive compensation program for Named Executive Officers so as to preserve the related federal income tax deductions, although individual exceptions may occur, in a manner consistent with the best interests of our company and our stockholders.

Accounting for Stock-Based Compensation

Effective January 1, 2006, Volterra began accounting for stock-based payments under its stock option plans in accordance with the requirements of Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation. Under ASC 718 stock-based compensation cost is measured at the grant date, based on the fair value of the award that is ultimately expected to vest, and is recognized as an expense over the requisite service period.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid by the Company to our Named Executive Officers for the fiscal years ended December 31, 2011, 2010, and 2009. None of the Named Executive Officers received stock awards in 2011, 2010, or 2009, and Volterra does not offer any pension or deferred compensation plan or program to any officer, director or employee.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Jeff Staszak	2011	$396,635	$—	$1,464,400	$—	$8,831	(4)	$1,869,866
	2010	$385,000	$75,000	$845,025	$346,500	$1,685		$1,653,210
	2009	$385,000	$—	$276,102	$346,015	$1,577		$1,008,694

Mike Burns	2011	$254,654		$345,180	$—	$8,831	(5)	$608,665
	2010	$250,000	$—	$231,270	$150,000	$8,783		$640,053
	2009	$239,461	$—	$122,712	$143,798	$8,660		$514,631

William Numann	2011	$246,635		$418,400	$—	$8,030	(6)	$673,538
	2010	$235,000	$40,000	$231,270	$141,000	$11,736		$659,006
	2009	$235,000	$—	$92,034	$126,722	$11,478		$465,234

Craig Teuscher	2011	$249,308	$—	$418,400	$—	$8,831	(7)	$676,538
	2010	$240,000	$30,000	$231,270	$144,000	$8,768		$654,038
	2009	$240,000	$—	$92,034	$143,798	$8,656		$484,488

Thomas Truman	2011	$214,308	$—	$345,180	$—	$8,831	(8)	$568,319

(1)	The amounts in this column represent the aggregate grant date fair value of these awards as calculated in accordance with ASC 718. Assumptions used in the calculation of this amount for 2011 are included in footnote 2(l) to Volterra’s audited financial statements for the fiscal year ended December 31, 2011, included in Volterra’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2012.

(2)	Consists of additional performance based cash bonuses paid to the Named Executive Officer for in recognition of outstanding individual and Company performance in 2010.

(3)	The amounts in this column reflect the cash awards to the named individuals under the 2011 Management Bonus Plan, the Company’s performance based cash bonus plan.

(4)	Includes payments made by Volterra on behalf of Mr. Staszak equal to $801 for a subsidized gym membership, $680 in group life insurance premiums and $7,350 contributed towards Mr. Staszak’s 401(k) account pursuant to a 401(k) matching contribution program discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

(5)	Includes payments made by Volterra on behalf of Mr. Burns equal to $801 for a subsidized gym membership, $680 in group life insurance premiums and $7,350 contributed towards Mr. Burns’ 401(k) account pursuant to a 401(k) matching contribution program discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

(6)	Includes payments made by Volterra on behalf of Mr. Numann equal $680 in group life insurance premiums and $7,350 contributed towards Mr. Numann’s 401(k) account pursuant to a 401(k) matching contribution program discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

(7)	Includes payments made by Volterra on behalf of Dr. Teuscher equal to $801 for a subsidized gym membership, $680 in group life insurance premiums and $7,350 contributed towards Dr. Teuscher’s 401(k) account pursuant to a 401(k) matching contribution program discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

(8)	Includes payments made by Volterra on behalf of Dr. Truman equal to $801 for a subsidized gym membership, $680 in group life insurance premiums and $7,350 contributed towards Dr. Truman’s 401(k) account pursuant to a 401(k) matching contribution program discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

GRANTS OF PLAN BASED AWARDS

The table below summarizes the total potential payments under plan based awards and option grants to the Named Executive Officers. The amounts reflected in columns (c), (d) and (e) are the potential payments the Named Executive Officers were eligible to receive under the 2011 Management Bonus Plan. The information reflected in columns (a), (b), (f), (g) and (h) relate to stock option grants to the Named Executive Officers in connection with annual performance reviews, also included in the Outstanding Equity Awards at Fiscal Year End table provided below. The Named Executive Officers did not participate in any plan based equity incentive awards, and did not receive any other stock awards in 2011.

Name	Grant Date	Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Awards (1)			All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards (3)	Grant Date Fair Value (4)
			Threshold	Target	Maximum
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jeff Staszak	1/28/2011	1/21/2011	$—	$396,635	$594,952	140,000	$24.30	$1,464,400
Mike Burns	1/28/2011	1/21/2011	$—	$127,327	$190,990	33,000	$24.30	$345,180
William Numann	1/28/2011	1/21/2011	$—	$147,981	$221,971	40,000	$24.30	$418,400
Craig Teuscher	1/28/2011	1/21/2011	$—	$149,585	$224,377	40,000	$24.30	$418,400
Thomas Truman	1/28/2011	1/21/2011	$—	$85,723	$128,585	33,000	$24.30	$345,180

(1)	Represents 0, 100% and 150%, respectively, of the target bonus amount for each executive officer. The target bonus amount is equal to 100% of actual salary paid in 2011 for Mr. Staszak, 50% of the actual salary paid in 2011 for Mr. Burns, 60% of actual salary paid in 2011 for Mr. Numann and Dr. Teuscher and 40% of the actual salary paid for Dr. Truman. Such actual salary amounts are described in column (a) to the Summary Compensation Table provided above.

(2)	The amounts in this column represent the number of stock options granted to the Named Executive Officers in 2011. The vesting schedules of these options are described in the Outstanding Equity Awards at Fiscal Year-End table and related footnotes, provided below.

(3)	The exercise price for the stock options is equal to the closing sales price of Volterra’s common stock as reported on the Nasdaq Global Select Market on the last trading day prior to the date of grant.

(4)	The amounts in this column represent the aggregate grant date fair value of these awards as calculated in accordance with ASC 718. Assumptions used in the calculation of this amount for 2011 are included in footnote 2(l) to Volterra’s audited financial statements for the fiscal year ended December 31, 2011, included in Volterra’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below summarizes the total outstanding equity awards as of December 31, 2011 held by the Named Executive Officers. As of December 31, 2011, no Stock Awards were outstanding and held by such Named Executive Officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Jeff Staszak	90,000	0		$14.76	2/2/2015
	72,000	0		$19.09	2/2/2016
	18,000	0		$19.09	2/2/2016
	90,000	0		$13.45	2/1/2014
	70,312	4,688	(1)	$9.18	1/31/2015
	61,875	28,125	(2)	$7.16	1/29/2016
	41,562	53,438	(3)	$20.23	1/28/2017
	0	140,000	(4)	$24.30	1/27/2018

Total	443,749	226,251

Mike Burns	31,250	0		$10.86	8/30/2014
	5,625	938	(5)	$9.18	1/31/2015
	15,000	12,500	(6)	$7.16	1/29/2016
	11,375	14,625	(7)	$20.23	1/28/2017
	0	33,000	(8)	$24.30	1/27/2018

Total	63,250	61,063

William Numann	50,000	0		$14.76	2/2/2015
	26,000	0		$19.09	2/2/2016
	24,000	0		$19.09	2/2/2016
	60,000	0		$13.45	2/1/2014
	46,875	3,125	(9)	$9.18	1/31/2015
	20,625	9,375	(10)	$7.16	1/29/2016
	11,375	14,625	(11)	$20.23	1/28/2017
	0	40,000	(12)	$24.30	1/27/2018

Total	288,875	67,125

Craig Teuscher	40,000	0		$14.76	2/2/2015
	30,000	0		$19.09	2/2/2016
	60,000	0		$13.45	2/1/2014
	37,500	2,500	(13)	$9.18	1/31/2015
	20,625	9,375	(14)	$7.16	1/29/2016
	11,375	14,625	(15)	$20.23	1/28/2017
	0	40,000	(16)	$24.30	1/27/2018

Total	199,500	66,500

Thomas Truman	24,272	0		$13.76	9/19/2014
	10,500	0		$13.78	7/28/2013
	713	0		$11.50	7/27/2014
	9,571	2,209	(17)	$16.45	7/24/2015
	2,500	6,250	(18)	$7.16	1/29/2016
	6,562	8,438	(19)	$20.23	1/28/2017
	0	33,000	(20)	$24.30	1/27/2018

Total	54,118	49,897

(1)	4,688 shares subject to the option vested on February 1, 2012.

(2)	5,625 shares subject to the option vested on January 30, 2012, and an additional 5,625 shares shall vest at each subsequent quarter until the option is fully vested.

(3)	5,938 shares subject to the option vested on January 29, 2012, and an additional 5,937 shares shall vest at each subsequent quarter until the option is fully vested.

(4)	35,000 shares subject to the option vested on January 28, 2012, and an additional 8,750 shares shall vest at each subsequent quarter until the option is fully vested.

(5)	938 shares subject to the option vested on February 1, 2012.

(6)	2,500 shares subject to the option vested on January 1, 2012, and an additional 2,500 shares shall vest at each subsequent quarter until the option is fully vested.

(7)	1,625 shares subject to the option vested on January 29, 2012, and an additional 1,625 shares shall vest at each subsequent quarter until the option is fully vested.

(8)	8,250 shares subject to the option vested on January 28, 2012, and an additional 2,062 shares shall vest at each subsequent quarter until the option is fully vested.

(9)	3,125 shares subject to the option vested on February 1, 2012.

(10)	1,875 shares subject to the option vested on January 30, 2012, and an additional 1,875 shares shall vest at each subsequent quarter until the option is fully vested.

(11)	1,625 shares subject to the option vested on January 29, 2012, and an additional 1,625 shares shall vest at each subsequent quarter until the option is fully vested.

(12)	10,000 shares subject to the option vested on January 28, 2012, and an additional 2,500 shares shall vest at each subsequent quarter until the option is fully vested.

(13)	2,500 shares subject to the option vested on February 2, 2012.

(14)	1,875 shares subject to the option vested on January 30, 2012, and an additional 1,875 shares shall vest at each subsequent quarter until the option is fully vested.

(15)	1,625 shares subject to the option vested on January 29, 2012, and an additional 1,625 shares shall vest at each subsequent quarter until the option is fully vested.

(16)	10,000 shares subject to the option vested on January 28, 2012, and an additional 2,500 shares shall vest at each subsequent quarter until the option is fully vested.

(17)	736 shares subject to the option vested on January 25, 2012, and an additional 736 shares shall vest at each subsequent quarter until the option is fully vested.

(18)	1,250 shares subject to the option vested on January 30, 2012, and an additional 1,250 shares shall vest at each subsequent quarter until the option is fully vested.

(19)	938 shares subject to the option vested on January 29, 2012, and an additional 937 shares shall vest at each subsequent quarter until the option is fully vested.

(20)	8,250 shares subject to the option vested on January 28, 2012, and an additional 2,062 shares shall vest at each subsequent quarter until the option is fully vested.

OPTION EXERCISES AND STOCK VESTED

The table below summarizes the total stock option exercises in 2011 by our Named Executive Officers. In 2011, no Stock Awards were outstanding or held by such Named Executive Officers.

	Options Exercised in 2011
Name of Executive Officer	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)
Jeff Staszak	37,500	$726,063
Mike Burns	—	$—
William Numann	10,000	$174,600
Craig Teuscher	—	$—
Thomas Trumann	9,750	$124,893

(1)	Represents shares issued upon exercise of outstanding stock options.

(2)	Value realized on exercise equals the aggregate difference between the price of Volterra’s common stock at time of exercise, less the exercise price, or in instances where the Named Executive Officer held the exercised options, the value realized on exercise equals the aggregate difference between the fair market value of Volterra’s common stock at time of exercise, less the exercise price.

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

Volterra does not provide pension benefits or any nonqualified deferred compensation to any executive officer or other employee.

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE IN CONTROL

During the fiscal year ended December 31, 2011, none of our Named Executive Officers received cash payments upon termination of employment or in connection with a change in control. The Company maintains a Severance Benefit plan for certain members of our executive staff, including certain of our Named Executive Officers, which provides for payment of benefits to participants in connection with certain terminations of such Named Executive Officers employment with the Company. Mssrs. Staszak, Burns and Numann and Dr. Teuscher are participants to the Severance Benefit Plan.

The Severance Benefit Plan generally provides that in the event of a termination of the participant’s service by the Company without Cause more than two (2) months prior to or more than twelve (12) months following a Change in Control (a “Non-Change in Control Termination”), the Company would provide the participant:

•	a lump sum payment equal to 12 months of participant’s base salary, and 12 months of continued COBRA health care coverage, in the case of Mr. Staszak.

•	a lump sum payment equal to 6 months of participant’s base salary, and 6 months of continued COBRA health care coverage, in the case of Mr. Burns, Mr. Numann and Dr. Teuscher.

Under the Severance Benefit Plan, in the event of a termination either by the Company without Cause or by the eligible employee for Good Reason if such termination occurs within two months prior to or within twelve (12) months following a Change in Control (a “Change in Control Termination”), the Company would provide the participant:

•	a lump sum payment equal to 18 months of participant’s base salary and 150% of participant’s target bonus amount, and 18 months of continued COBRA health care coverage, in the case of Mr. Staszak.

•

a lump sum payment equal to 12 months of participant’s base salary and 100% of participant’s target bonus amount, and 12 months of continued COBRA health care coverage, in the case of in the case of Mr. Burns, Mr. Numann and Dr. Teuscher.

In addition, in such change in control termination, a terminated participant will become immediately fully vested in all of his outstanding equity awards.

The severance benefits described above will be subject to the participant entering into a separation agreement and release of claims, and agreeing to certain non-compete, non-solicitation and non-disparagement provisions.

Under the Severance Benefit Plan, a “Change in Control” means one or more of the following events:

•	a third party acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

•

a merger, consolidation or similar transaction, after which the stockholders of the Company immediately own less than fifty percent (50%) of the combined outstanding voting power of the surviving entity;

•	a sale, lease, license or other disposition of all or substantially all of the assets of the Company; or

•	during any period of two consecutive years, individuals who, at the beginning of such period are members of the Board cease to constitute at least a majority of the members of the Board.

Under the Severance Benefit Plan, “Cause” means one or more of the following:

•	indictment, conviction of or plea of guilty or nolo contendere to, any crime that constitutes a felony under federal or state law;

•	participation in any fraud or material dishonesty against the Company;

•	intentional misconduct or material failure to perform assigned duties;

•

material violation or breach of any Company policy, agreement with the Company, or any duty to the Company (including, but not limited to, unauthorized use or disclosure of the Company’s confidential information or trade secrets); or

•	failure to cooperate with the Company in any investigation or formal proceeding.

Under the Severance Benefit Plan, “Good Reason” means the resignation of the participant if one of the following actions takes place without the participant’s prior written consent:

•

there is a material diminution in the authority, duties or responsibilities, provided, however, that if the participant retains substantially the same position held prior to a Change in Control, but in a distinct legal entity or business unit of a larger entity following such Change in Control, that shall not constitute a resignation for good reason;

•	there is a material reduction in the participant’s base salary that is not a part of a Company-wide reduction plan;

•	the participant is required to relocate his or her principal place of employment to a location more than thirty-five (35) miles from his place of employment immediately prior to such change; or

•	any acquirer of the Company materially fails to assume and perform the obligations of the Company under the Severance Benefit Plan.

The following table provides information regarding the amounts that would have been owed to our named executive officers if their employment with the Company had been terminated under the above scenarios as of December 31, 2011, the last business day of our fiscal year.

Severance upon a “Non-Change in Control Termination”:

Name	Cash	Benefits (COBRA) Continuation	Total
Jeffrey Staszak	$410,000	$9,936	$419,936
Mike Burns	$130,000	$16,033	$146,033
William Numann	$130,000	$11,459	$143,405
Craig Teuscher	$130,000	$13,405	$143,405

Severance upon a “Change in Control Termination”:

Name	Cash	Bonus	Benefits (COBRA) Continuation	Equity Award Acceleration (1)	Total
Jeffrey Staszak	$615,000	$594,952	$14,914	$1,066,827	$2,291,693
Mike Burns	$260,000	$127,327	$16,033	$352,538	$755,897
William Numann	$260,000	$147,980	$12,087	$355,395	$775,462
Craig Teuscher	$260,000	$149,585	$12,776	$345,126	$767,488

(1)	Reflects the aggregate value of each officers unvested option grants, computed by multiplying (i) the difference between $25.61, Volterra’s closing price per share on the NASDAQ Global Market at December 30, 2011, and the exercise price of each option, by (ii) the number of total unvested options held by the officer at December 30, 2011.

All options to purchase common stock issued to all of our employees, including our Named Executive Officers, may also be subject to accelerated vesting upon a change of control in certain limited circumstances, pursuant to the terms of the 2004 Equity Incentive Plan. In the event of specified corporate transactions, all outstanding options and stock appreciation rights under the 2004 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such awards, then (i) with respect to any such options and stock appreciation rights that are held by participants then performing services for us or our affiliates, the vesting and exercisability provisions of such options and stock appreciation rights will be accelerated in full and such options and stock appreciation rights will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding options and stock appreciation rights will be terminated if not exercised prior to the effective date of the corporate transaction. Other forms of equity awards under the 2004 Equity Incentive Plan such as stock purchase awards may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity (or its parent company). If such repurchase or forfeiture rights are not assigned, then such equity awards will become fully vested. Following specified change in control transactions, the vesting and exercisability of specified equity awards generally will be accelerated only if the awardee’s award agreement so specifies. The potential benefits described above are available generally to all salaried employees, and were included in the 2004 Equity Incentive Plan at the time of adoption, in an effort to ensure that participants’ rights were preserved in some fashion in connection with such corporate transactions.

DIRECTOR COMPENSATION

Volterra uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, Volterra considers the significant amount of time that Directors expend in fulfilling their duties to Volterra as well as the skill-level required by Volterra of members of the Board. As of December 31, 2011, one of our directors, Mr. Staszak, was a Volterra employee.

In conjunction with the compensation review performed for Volterra’s officers, as described above, Volterra and Compensia reviewed the compensation to be paid to our non-employee directors, based on the same peer group used in making compensation decisions for Volterra’s officers. Compensia presented information on director compensation that evaluated a role-based differentiation of compensation levels, and based on comparisons to peer data, determined that Volterra’s non-employee director cash compensation approximated the 25th percentile of our peer group, including the retainer for our Chairman of the Board. Based on this market data, the Committee recommended and the Board approved increases to the standard board retainer from $25,000 to $35,000 per member, and approved an increase to the retainer for the non-executive Chairman of the Board from $10,000 to $20,000.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2011, members of the Board who are not Volterra employees were entitled to receive the following cash compensation in connection with their service on the Board of Directors and committees of the Board of Directors. These payments are made in equal quarterly installments.

2011 Annual Compensation
Chairman of the Board of Directors:	$20,000
Member of Board of Directors:	$35,000
Member of Audit Committee:	$7,000
Member of Compensation Committee:	$3,500
Member of Nominating and Governance Committee:	$2,500
Audit Committee Chair:	$15,000
Compensation Committee Chair:	$7,000
Nominating and Governance Committee Chair:	$5,000

Non-Employee Director Equity Program

Under the terms of the 2004 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), upon being elected or appointed for the first time as a non-employee director, such person shall receive an initial stock option grant to purchase thirty thousand (30,000) shares of common stock, which grant shall vest in equal annual installments over a three year period.

In lieu of annual stock option grants, the Board adopted a policy whereby each non-employee director would receive a restricted stock unit under the Company’s 2004 Equity Incentive Plan (the “Incentive Plan”) to acquire 3,600 shares of common stock on the date of each annual meeting, which grant shall vest in full on the earlier of (i) the first anniversary of such date of grant or (ii) the day prior to the date of the first annual meeting following the date such grant was made. For new directors, such annual grant shall be pro-rated depending on the length of service at the time of his or her first annual meeting.

In 2010, the Board established a policy regarding director equity awards whereby, if a non-employee member of the Board is required to resign their position on the Board as a condition of a Change in Control (as defined under the relevant plan) and he will not otherwise serve as a member of the board of directors of the acquiring or surviving corporation immediately following the closing of the Change in Control, then, contingent upon the effectiveness of the Change in Control, such individual’s then-outstanding equity awards will become fully vested and exercisable immediately prior to the effectiveness of the earlier of such resignation and the Change in Control.

In addition, in the event of specified corporate transactions, all outstanding equity awards to directors under the Directors’ Plan or the Incentive Plan may be assumed, continued or substituted by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such options, then (i) with respect to any such options held by optionees then performing services for us or our affiliates, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of such corporate transaction and (ii) all other such outstanding options will be terminated if not exercised prior to the effective date of the corporate transaction. In the event of specified changes in control, the vesting and exercisability of outstanding options under the Directors’ Plan or the Incentive Plan granted to non-employee directors whose service has not terminated prior to such change in control, other than as a condition of such change in control, will be accelerated in full.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by Volterra to directors for the fiscal year ended December 31, 2011. Mr. Staszak, Volterra’s President and Chief Executive Officer, is not included in this table as he is a Named Executive Officer of Volterra and his employee compensation is provided in the Summary Compensation Table and related disclosures provided above. Mr. Staszak is a Volterra employee and thus received no compensation for his service as a director. Volterra did not offer participation to the non-employee directors in any non-equity incentive plan compensation, any pension or any nonqualified deferred compensation plan or program. The table includes information for Mr. Mel Friedman, who resigned from the Board in January 2012, and does not including information for Mr. Stephen Smith, a current director who was appointed to the Board in January 2012.

Director Compensation

For Fiscal Year Ended December 31, 2011

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Mel Friedman	$47,000	$91,476	$—	$138,476
Fu-Tai Liou	$37,500	$91,476	$—	$128,976
Christopher Paisley	$69,500	$91,476	$—	$160,976
Ralph Quinsey	$43,250	$22,869	$319,917	$386,036
D. Jeff Richardson	$28,875	$—	$330,795	$359,670
Edward Ross	$44,500	$91,476	$—	$135,976
Edward Winn (4)	$36,750	$91,476	$—	$128,226
Total	$307,375	$480,249	$650,712	$1,438,336

(1)	As of December 31, 2011, the non-employee directors held options to purchase shares of Volterra’s common stock, in the following amounts: Mel Friedman: 67,500; Fu-Tai Liou: 22,100; Christopher Paisley: 55,000; and Edward Ross: 50,500.

(2)	The amounts in this column represent the aggregate grant date fair value of these awards as calculated in accordance with ASC 718.

(3)	Reflects option awards granted under the 2004 Non-Employee Directors Stock Option Plan in connection with Mr. Quinsey’s appointment to the Board in January 2011 and Mr. Richardson’s appointment to the Board in April 2011. The amounts in this column represent the aggregate grant date fair value of these awards as calculated in accordance with ASC 718. Assumptions used in the calculation of this amount for 2011 are included in footnote 2(l) to Volterra’s audited financial statements for the fiscal year ended December 31, 2011, included in Volterra’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2012.

(4)	Mr. Winn resigned from the Board of Directors on April 22, 2011.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

The Compensation Committee establishes compensation programs that do not encourage excessive risk taking by our senior management and we believe our programs will not have a material adverse effect on Volterra. Our bonus programs are centrally designed and administered and are similarly structured between functional organizations, but tailored based on such organizations’ specific operations and goals. Generally, our material compensation programs are designed to provide a balanced mix of cash and equity, based on peer group or industry analyses and comparisons. Our equity incentive grants generally have standard four year quarterly vesting, with the first year vesting occurring at the end of such year. We have bonus programs that are tied to company profitability and the achievement of annual operating plans. Such bonus programs have capped payouts that are dependent on individual performance, and reserve discretion to the Company or the Compensation Committee to reduce payments under such bonus programs. We believe these features of our compensation programs minimize excessive risk taking, and encourage employees to focus on performance and long term value creation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As previous noted, our Compensation Committee consists of Dr. Ross and Mssrs. Paisley, Quinsey and Richardson. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director and Officer Indemnification

In addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, we have entered, and we intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by a director or executive officer in any action or proceeding arising out of his service as a director, officer, employee or other agent of Volterra or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Policies and Procedures for Related Party Transactions

Volterra has adopted a Code of Conduct which generally describes Volterra’s policy relating to conflicts of interest. In an effort to further avoid conflicts of interests with our executive officers or directors, or the appearance of such a conflict, Volterra has also adopted a Related Persons Transactions Policy applicable to them. Under such Related Party Transactions Policy, a “related person transaction” is described as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the company and any “related person” are, were or will be participants in which the amount involved exceeds $120,000, unless such transaction is not required to be disclosed under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. Under such policy, Volterra shall gather information relating to the immediate family members of the officers and directors, to determine whether there are any transactions or proposed transactions that must be approved or ratified. Under the policy, upon learning of a proposed related party transaction, Volterra shall submit the terms of such transaction to the Audit Committee for consideration. The Audit Committee will determine, in light of known circumstances at the time, whether such transaction is in, or is not inconsistent with, the best interests of Volterra and its stockholders, as determined by the Audit Committee in its good faith exercise of its discretion.

The Audit Committee has determined that Volterra has not entered into any transactions that are considered Related Party Transactions.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Volterra Semiconductor Corporation stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Investor Relations, Volterra Semiconductor Corporation, 47467 Fremont Blvd., Fremont, CA 94538 or contact Investor Relations at (510) 743-1718. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ DAVID OH
David Oh
Secretary

March 22, 2012

A copy of Volterra’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2011 is available without charge upon written request to: Corporate Secretary, Volterra Semiconductor Corporation, 47467 Fremont Blvd., Fremont, CA 94538.

VOLTERRA SEMICONDUCTOR CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 20, 2012

The undersigned hereby appoints JEFFREY STASZAK and MIKE BURNS, and each of them, as proxies for the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of VOLTERRA SEMICONDUCTOR CORPORATION that the undersigned may be entitled to vote at the ANNUAL MEETING OF STOCKHOLDERS of VOLTERRA SEMICONDUCTOR CORPORATION to be held at 47467 FREMONT BOULEVARD, FREMONT, CA 94538 on FRIDAY, APRIL 20, 2012 at 9:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the following matters and in accordance with the following instructions, with discretionary authority as to any other business that may properly come before the meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is indicated, this proxy will be voted (i) FOR all nominees listed in Proposal 1, (ii) FOR Proposal 2, and (iii) FOR Proposal 3, as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

detach here

The Board of Directors recommends a vote “FOR” the nominees for director listed below.

PROPOSAL 1:	To elect two directors to hold office until the 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

	☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees:	Christopher Paisley, Stephen Smith

To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below:

The Board of Directors recommends a vote “FOR” Proposal 2.

PROPOSAL 2:	To approve, on an advisory basis, the executive compensation payments and practices of the Company as disclosed in the proxy statement.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends a vote “FOR” Proposal 3.

PROPOSAL 3:	To ratify the selection by the AUDIT COMMITTEE of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending DECEMBER 31, 2012.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

Dated

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy card in the enclosed return envelope which is postage prepaid if mailed in the United States.